              [NORTHEAST PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]


NEWS RELEASE
------------

FOR IMMEDIATE RELEASE

DATE:           July 29, 2004
CONTACT:        Jerry Holbrook
                Chief Financial Officer
PHONE:          (570) 459-3700
FAX:            (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. ANNOUNCES 3RD FISCAL QUARTER EARNINGS PER SHARE OF $0.25 AND DECLARES DIVIDEND OF $.06 PER SHARE

HAZLETON, PA, JULY 29, 2004 - Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ: NEPF), the holding company for First Federal Bank (the "Bank"), today announced third quarter fiscal 2004 net income of $1.0 million, or $ 0.25 per diluted share, compared to a restated net loss of $1.2 million, or $0.32 per diluted share, for the third quarter of fiscal 2003. Earnings for the nine months ended June 30, 2004 were $4.2 million, or $1.01 per diluted share, compared to restated earnings of $395,000, or $0.10 per diluted share, for the nine months ended June 30, 2003. Certain prior period amounts set forth in this release reflect the restatements of the financial results for those periods.

Results for the Company's third fiscal quarter of 2004 include:

   o An improvement in the net interest margin to 2.65% from 2.44% in the third fiscal quarter of 2003.

   o The sale of approximately $4.0 million in available-for-sale investment securities, which resulted in an after tax gain of approximately $210,000 ($0.05 per diluted share);

   o The sale of approximately $19.2 million of lower credit quality indirect automobile loans, representing substantially all of the Company's lower credit quality indirect automobile loans. This transaction did not have a significant effect on the Bank's capital or results of operations since the loss on sale was offset by a $1.6 million reduction in the allowance for loan losses associated with such loans. This sale was undertaken to reduce the levels

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 2


      of lower quality loans in the Bank's loan portfolio. The Bank ceased originating non-prime indirect automobile loans in October 2003.

   o A 41% reduction in the level of nonperforming assets from $13.5 million at September 30, 2003 to $7.9 million at June 30, 2004.

BALANCE SHEET REPOSITIONING
---------------------------

During the first and second fiscal quarters of 2004, management began to restructure the balance sheet to improve credit quality, improve its interest rate risk management and improve earnings. These activities included divesting certain fixed-rate residential mortgage loans, entering into approximately $40.0 million of derivative contracts to convert certain long-term fixed-rate Federal Home Loan Bank ("FHLB") borrowings to a variable rate, selling approximately $25.0 million of investment securities, including $15.0 million of corporate bonds that were scheduled to mature within the next 20 months and completing the sale of the Bank's Danville, Pennsylvania branch. The proceeds from the asset sales were used to repay certain maturing borrowings, fund the transfer of branch deposits and increase the Company's investment portfolio.

During the third fiscal quarter, the Company continued its restructuring activities by selling approximately $19.2 million of lower credit quality indirect automobile loans and $4.0 million of investment securities. The sale of indirect automobile loans was undertaken to improve asset quality. The $4.0 million sale of investment securities included certain fixed rate corporate securities with long durations. The proceeds from these activities were reinvested in high-quality shorter duration investment securities.

Total assets were $880.5 million at June 30, 2004 compared to $877.6 million at March 31, 2004 and $896.3 million at September 30, 2003. Total net loans decreased by approximately $76.3 million from September 30, 2003 to June 30, 2004 as the Bank sold $16.2 million in modified fixed-rate residential mortgage loans and $19.2 million of indirect automobile loans, reduced its indirect automobile originations through more conservative pricing and underwriting and began working out certain classified commercial loans. This decrease was offset in part by a $72.9 million increase in the Bank's investment securities portfolio over the same period.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 3

RECENT DEVELOPMENTS
-------------------

In June 2004, the Board authorized the repurchase of 209,000 shares (approximately 5%) of the Company's outstanding common stock. As of July 27, 2004, management has purchased 205,000 shares under this repurchase program at an average price of $17.22.

In July 2004, the Bank executed a lease agreement to open a branch and business loan production office in Kingston, Pennsylvania. It is expected that this banking location will be fully operational in October 2004. This location will increase the number of branches to 16 including 6 locations in Luzerne County, Pennsylvania. During the third fiscal quarter, the Bank renovated a satellite branch near the Laurel Mall in Hazleton, Pennsylvania to more effectively service the growing number of customers in that community.

ASSET QUALITY
-------------

As of June 30, 2004, nonperforming assets totaled $7.9 million, or 0.90% of total assets, compared to $13.5 million, or 1.51% of total assets, at September 30, 2003. The $5.6 million reduction during the nine months ended June 30, 2004 was primarily the result of the balances on several nonaccruing commercial loans being reduced due to cash collections, a $753,000 reduction in the level of foreclosed assets and the successful execution of various workout strategies. The reduction in foreclosed assets was due to the sale of several one-to four-family properties. To continue reducing nonperforming assets, the Bank has established workout strategies for its large commercial nonaccruing loans that are designed to prudently exit or collect on such loans within a reasonable timeframe.

The provision for loan losses totaled $232,000 for the June 2004 quarter compared to $850,000 for the comparable quarter in 2003. The provision for loan losses totaled $1.4 million for the nine months ended June 30, 2004 compared to $1.8 million for the nine months ended June 30, 2003. The decrease in the provision for the three and nine month periods ended June 30, 2004 was due to the previously mentioned reductions in nonperforming loans, the sale of lower credit quality indirect automobile loans and decreases in total loans outstanding from $502.8 million at September 30, 2003 to $424.6 million at June 30, 2004.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 4

The allowance for loan losses totaled $8.6 million at June 30, 2004, compared to $10.2 million at March 31, 2004 and September 30, 2003. The $1.6 million reduction in the allowance was primarily due to the sale of the indirect automobile loans. The allowance for loan losses at June 30, 2004 was 2.03% of total loans outstanding compared to 2.22% at March 31, 2004 and 2.03% at September 30, 2003.

NET INTEREST MARGIN
-------------------

The Company's net interest margin was 2.65% for the three months ended June 30, 2004 compared to 2.77% for the quarter ended March 31, 2004 and 2.44% for the comparable third fiscal quarter in 2003. The net interest margin was 2.68% for the nine months ended June 30, 2004 compared to 2.48% for the same period in 2003. This improvement was primarily the result of lower costs on FHLB advances and reductions in the average rates paid on deposits. These reductions were offset in part by reductions in yields on loans and investment securities due to the low interest rate environment and the sale of higher yielding indirect automobile loans. In November 2003, the Bank entered into several derivative contracts, which swapped the fixed rates it pays on $40.0 million of FHLB advances to variable rates. The effect of this transaction was to reduce the average rate the Bank is paying on these borrowings. Additionally, certain long-term, fixed-rate, higher-average rate advances matured during the first nine months of fiscal 2004 and were replaced with lower rate borrowings with similar terms.

NONINTEREST INCOME
------------------

Noninterest income increased $814,000, or 47%, and $1.1 million, or 13%, for the three and nine month periods ended June 30, 2004, respectively, compared to the same periods in 2003. These increases were largely due to a $1.5 million impairment loss that was recorded in June 2003, offset by higher levels of gains on the sales of residential mortgage loans in 2003. Noninterest income levels for the nine months ended June 30, 2004 were also higher as a result of a $798,000 gain on the sale of a branch. The increases in 2004 were also offset by reduced insurance premium income.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 5

NONINTEREST EXPENSE
-------------------

Noninterest expenses decreased by $1.1 million, or 16%, during the quarter ended June 30, 2004 compared to the same quarter in 2003. Expenses decreased by $2.5 million, or 12%, in the nine month period ended June 30, 2004 compared to the nine months ended June 30, 2003. The majority of this decrease was due to reductions in salaries and benefits as the Company reduced staff in June 2003 when it closed three banking offices and in September 2003 as part of a restructuring effort to better align the Bank's operational processes with its product offerings. Occupancy costs also decreased as a result of the branch closings and the sale of the Bank's Danville branch. Data processing costs increased between periods due to the Bank outsourcing its data processing to a third-party vendor in November 2003.

TAXES
-----

The effective tax rates were 42%, 28% and 18% for the three month periods ended June 30, 2004, March 31, 2004 and December 31, 2003, respectively. The effective tax rate for the nine month period ended June 30, 2004 was 30% compared to 67% for the comparable period in 2003. The effective tax rate for the three months ended June 30, 2004 was adversely affected by the filing of the Company's tax returns for prior periods, which resulted in a reduction in previously estimated tax benefits. The tax rate for the nine month period ended June 30, 2003 was adversely affected by an impairment loss on an equity investment that had no tax benefit. The Company expects its effective tax rate to be approximately 30-35% in coming quarters.

Thomas Petro, President and CEO said, "During the quarter, we made significant progress toward reducing the Company's levels of nonaccruing loans. We continue to improve our operational processes and core profitability is improving. The Company's strategy of becoming a high-performing financial institution while focusing on providing competitive loan and deposit products to businesses and consumers continues to take shape as part of our turnaround efforts. During the quarter, we hired several experienced commercial lenders who bring a wealth of banking experience in the Wilkes-Barre, Pennsylvania market. A new location is being established in Kingston to help us better serve customers in the metropolitan Wilkes-Barre area.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 6

We have made significant progress and have reorganized the Company for improved financial performance; the cornerstone of our success will be our ability to grow business and retail loans and deposits while continuing to serve over 48,000 customers in our market."

The Company also announced a cash dividend of $0.06 per share payable to stockholders of record as of August 12, 2004. Payment of the dividend will be made on August 26, 2004. The dividend payment continues to reflect the Company's long-term views on capital strategies.

RESTATEMENTS
------------

The Company's results of operations have been restated for the fiscal years from 1998 through 2002 and for the December 2002, March 2003 and June 2003 quarters to reflect the correction of accounting errors discovered in July and September 2003. These errors primarily related to the Company's indirect automobile loan portfolio, mortgage and consumer loan portfolios, employee health and welfare plans and certain operating expenses.

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and NEP Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through fifteen full service branch office locations.


Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 7


CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   Three Months Ended                      Nine Months Ended
                                                        June 30,                               June 30,
                                                                As Restated                            As Restated
                                                 2004              2003                2004               2003
                                            --------------    --------------       ------------      ---------------
                                                             (in thousands, except per share data)
INTEREST INCOME
      Interest and fees on loans            $        6,562    $        8,165       $     21,168      $        25,297
      Mortgage-related securities                    2,958             1,512              6,997                5,193
      Investment securities:
         Taxable                                       355             1,166              2,298                3,620
         Tax-exempt                                    120               233                466                  700
      Other interest income                             14                 -                 18                    -
                                            --------------    --------------       ------------      ---------------
         Total interest income                      10,009            11,076             30,947               34,810
                                            --------------    --------------       ------------      ---------------

INTEREST EXPENSE
      Deposits                                       1,990             2,870              6,308                9,790
      Federal Home Loan Bank advances                2,464             2,978              7,821                8,934
      Trust-preferred debt                             262               267                790                  784
                                            --------------    --------------       ------------      ---------------
         Total interest expense                      4,716             6,115             14,919               19,508
                                            --------------    --------------       ------------      ---------------

NET INTEREST INCOME                                  5,293             4,961             16,028               15,302

Provision for loan losses                              232               850              1,394                1,830
                                            --------------    --------------       ------------      ---------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                          5,061             4,111             14,634               13,472
                                            --------------    --------------       ------------      ---------------

NONINTEREST INCOME
      Service charges and other fees                   660               684              2,226                1,958
      Insurance premium income                         983             1,084              2,691                2,911
      Trust fees                                       217               215                654                  660
      Gain on sale of:
         Branch                                          -                 -                798                    -
         Assets acquired through foreclosure            32                70                 54                  129
         Loans                                          88               562                751                1,165
         Available for sale securities                 343               237              1,220                1,379
      Impairment loss on equity investment               -            (1,488)                 -               (1,488)
      Other                                            205               350                729                1,346
                                            --------------    --------------       ------------      ---------------
          Total noninterest income                   2,528             1,714              9,123                8,060
                                            --------------    --------------       ------------      ---------------

NON INTEREST EXPENSE
      Salaries and employee benefits                 3,203             3,577              9,500               10,286
      Occupancy costs                                  690               797              2,076                2,453
      Amortization of intangibles                      205               255                646                  772
      Data processing costs                            295               200                824                  579
      Advertising                                      116               238                371                  749
      Professional fees                                271               276              1,086                1,115
      Federal Home Loan Bank and other charges         220               240                717                  702
      Other                                            824             1,370              2,588                3,668
                                            --------------    --------------       ------------      ---------------
         Total noninterest expense                   5,824             6,953             17,808               20,324
                                            --------------    --------------       ------------      ---------------
Income (loss) before income taxes                    1,765            (1,128)             5,949                1,208
Income taxes                                           738                65              1,793                  813
                                            --------------    --------------       ------------      ---------------

NET INCOME (LOSS)                           $        1,027    $       (1,193)      $      4,156      $           395
                                            ==============    ==============       ============      ===============

EARNINGS (LOSS) PER SHARE:
        Basic                               $         0.26    $        (0.32)      $       1.06      $          0.10
                                            ==============    ==============       ============      ===============
        Diluted                             $         0.25    $        (0.32)      $       1.01      $          0.10
                                            ==============    ==============       ============      ===============



                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 8

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  June 30,            September 30,
                                                                                   2004                   2003
                                                                             ------------------     -----------------
ASSETS
      Cash and cash equivalents                                              $           11,900     $          20,142
      Investment securities available-for-sale                                          400,393               326,626
      Investment securities held-to-maturity (estimated market value of
        $2,714 at June 30, 2004 and $3,622 at September 30, 2003)                         2,716                 3,555
      Loans held for sale                                                                 1,100                 1,073
      Loans (less allowance for loan loss of $8,630 at June 30, 2004
        and $10,196 at September 30, 2003)                                              413,703               489,986
      Accrued interest receivable                                                         3,114                 3,892
      Assets acquired through foreclosure                                                   269                 1,022
      Property and equipment, net                                                        10,774                12,152
      Goodwill                                                                            3,216                 3,216
      Intangible assets                                                                   7,394                 8,595
      Bank-owned life insurance                                                          11,246                10,875
      Other assets                                                                       14,713                15,161
                                                                             ------------------     -----------------
                   TOTAL ASSETS                                              $          880,538     $         896,295
                                                                             ==================     =================

LIABILITIES
      Deposits                                                                          527,007               547,305
      Federal Home Loan Bank advances                                                   244,182               258,901
      Trust-preferred debt                                                               22,681                22,000
      Other borrowings                                                                   20,417                   529
      Advances from borrowers for taxes and insurance                                     1,908                 1,239
      Accrued interest payable                                                            1,349                 1,318
      Other liabilities                                                                   5,561                 6,646
                                                                             ------------------     -----------------
                  TOTAL LIABILITIES                                                     823,105               837,938
                                                                             ------------------     -----------------

STOCKHOLDERS' EQUITY
      Preferred stock ($.01 par value; 2,000,000 authorized shares;
        none issued                                                                           -                     -
      Common stock ($.01 par value; 16,000,000 shares authorized,
        6,427,350 shares issued                                                              64                    64
      Additional paid-in capital                                                         62,227                61,879
      Common stock acquired by stock benefit plans                                       (2,867)               (3,772)
      Retained earnings - substantially restricted                                       32,252                29,368
      Accumulated other comprehensive income (loss), net                                 (3,223)                1,730
      Treasury stock, at cost (2,255,551 shares at June 30, 2004
        and 2,250,756 shares at September 30, 2003)                                     (31,020)              (30,912)
                                                                             ------------------     -----------------
                 TOTAL STOCKHOLDER'S EQUITY                                              57,433                58,357
                                                                             ------------------     -----------------

                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $          880,538     $         896,295
                                                                             ==================     =================

See accompanying notes to the unaudited consolidated financial statements.

                                  (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.                 3RD QUARTER EARNINGS 2004
PAGE 9






SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                                          June 30,             March 31,         September 30,      September 30,
                                                            2004                 2004                2003                2002
                                                        ------------         ------------        -------------      --------------
CAPITAL RATIOS:

Risk-based capital
         Tier 1 capital                                        12.45%               11.70%               9.27%               9.45%
         Total                                                 13.71%               12.96%              10.52%              10.45%
Leverage                                                        6.81%                6.84%               6.17%               5.81%

ASSET QUALITY INDICATORS:
  Nonperforming assets:
       Nonaccruing loans                                $      7,643         $      9,827        $     12,479         $     4,200
       Assets acquired through foreclosure                       269                  488               1,022                 547
       Troubled debt restructurings                                -                    -                   -                  55
                                                        ------------         ------------        ------------         -----------

             Total nonperforming assets                 $      7,912         $     10,315        $     13,501         $     4,802
                                                        ============         ============        ============         ===========

Ratio of nonperforming assets to total assets                   0.90%                1.18%               1.51%               0.53%
                                                        ============         ============        ============         ===========

Ratio of allowance for loan losses to total
   loans                                                        2.03%                2.22%               2.03%               1.10%
                                                        ============         ============        ============         ===========

Ratio of allowance for loan losses to
   nonaccruing loans and troubled debt restructurings         112.91%              103.57%              81.71%             128.06%
                                                        ============         ============        ============         ===========



                                                           At and for the three months ended

                                                  June 30,             March 31,         December 31,      September 30,
                                                    2004                 2004                2003               2003
                                               --------------       ----------------    --------------     --------------
PERFORMANCE RATIOS:
         Return on average assets (1)                  0.47%                0.98%               0.48%             (2.08)%
         Return on average equity (1)                  6.95%               13.75%               7.06%            (28.06)%
         Net interest margin (1) (2)                   2.65%                2.77%               2.63%              2.48%

OTHER:
         Book value per share                  $      13.77         $      14.85        $      14.08       $      13.97
         Stock price                           $      17.15         $      18.40        $      19.21       $      17.50
         Employees                                      268                  261                 272                280


                                                                        For the nine months ended

                                                                                          As Restated
                                                                       June 30,            June 30,
                                                                         2004               2003
                                                                    ----------------    --------------
PERFORMANCE RATIOS:
         Return on average assets (1)                                       0.64%               0.06%
         Return on average equity (1)                                       9.30%               0.82%
         Net interest margin (1) (2)                                        2.68%               2.48%
   (1) Annualized
   (2) Computed on a fully tax equivalent basis


                                       ###